                      SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                 SCHEDULE 13G
                                (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)

                         (Amendment No.____________)(1)


                                 Viatel, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                 Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   925529208
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                               December 4, 2000
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [X]  Rule 13d-1(b)

          [_]  Rule 13d-(c)

          [_]  Rule 13d-1(d)


----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP No. 925529208                  13G                    Page 2 of 5 Pages
________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     King Investment Advisors, Inc.
     76-0185389
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     1980 Post Oak Boulevard, Suite 2400,
     Houston, TX 77056-3898
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           3,121,650.5
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         3,125,363
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     3,125,363
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


     6.19% (of 50,486,000 outstanding shares as of 12/4/00
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


     IA
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP No. 925529208                  13G                    Page 3 of 5 Pages
________________________________________________________________________________
Item 1(a).  Name of Issuer:


            Viatel, Inc.
________________________________________________________________________________
Item 1(b).  Address of Issuer's Principal Executive Offices:

            685 Third Avenue
            New York, NY  10017
________________________________________________________________________________
Item 2(a).  Name of Person Filing:


            Roger E. King
________________________________________________________________________________
Item 2(b).  Address of Principal Business Office, or if None, Residence:

            1980 Post Oak Blvd., Suite 2400
            Houston, Tx 77056
________________________________________________________________________________
Item 2(c).  Citizenship:


            USA
________________________________________________________________________________
Item 2(d).  Title of Class of Securities:


            Common Stock
________________________________________________________________________________
Item 2(e).  CUSIP Number:


            925529208
________________________________________________________________________________
Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [X]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

CUSIP No. 925529208                  13G                    Page 4 of 5 Pages
________________________________________________________________________________
Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:
          3,125,363
          ______________________________________________________________________
     (b)  Percent of class:
          6.19%
          ______________________________________________________________________
     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote 3,121,650.5
                                                         ----------------------

          (ii)  Shared power to vote or to direct the vote   0
                                                           --------------------

          (iii) Sole power to dispose or to direct the disposition of 3,125,363
                                                                     ----------

          (iv)  Shared power to dispose or to direct the disposition of  0
                                                                       --------
________________________________________________________________________________
Item 5.  Ownership of Five Percent or Less of a Class.

         Not applicable
________________________________________________________________________________
Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

         Not applicable
________________________________________________________________________________
Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

         Not applicable
________________________________________________________________________________
Item 8.  Identification  and  Classification  of Members of the Group.

         Not applicable
________________________________________________________________________________
Item 9.  Notice of Dissolution of Group.

         Not applicable
________________________________________________________________________________
Item 10.  Certifications.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and to not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

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CUSIP No. 925529208                  13G                    Page 5 of 5 Pages
________________________________________________________________________________


                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                December 8, 2000
                                        --------------------------------
                                                    (Date)

                                             /s/ ROGER E. KING
                                        --------------------------------
                                        Roger E. King, President
                                        King Investment Advisors, Inc.